Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY TO WEB CAST PRESENTATION

 AT CANACCORD ADAMS GLOBAL GROWTH CONFERENCE

ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR

JULY 2009

RONKONKOMA, N.Y. – August  10, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Canaccord Adams Global Growth Conference in Boston on Thursday, August 13, 2009.

The presentation is scheduled to be web cast live on the Company Web site, www.nbty.com, on Thursday, August 13 at 1:00PM Eastern Time.

NBTY’s preliminary unaudited net sales results for July 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF JULY

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$125	$105	19%

North American Retail	$17	$17	-2%

European Retail	$55	$47	17%

Direct Response / E-Commerce	$19	$19	1%

Total	$215	$188	15%

Leiner Health Products, which was acquired on July 14, 2008, has been fully integrated into Wholesale / US Nutrition net sales.  North American Retail same store sales decreased 3% for the one month period.  European Retail net sales for July 2009 include $9 million from Julian Graves, which NBTY acquired on September 16, 2008.  Without Julian Graves sales, European Retail net sales decreased 3%.  In local currency (British Pound Sterling), excluding Julian Graves sales, European Retail net sales increased 19%.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.